SHARE ALLOCATION AGREEMENT


     This Share Allocation Agreement is made as of April 16, 1999, by and among Venture Funding, Ltd., a Colorado corporation ("VFL"), Boutine, LLC, a Colorado limited liability company ("Boutine"), Cavion Technologies, Inc., a Colorado corporation formerly known as Network Acquisitions, Inc. ("Cavion"), LanXtra, Inc., a Colorado corporation formerly known as Cavion Technologies, Inc. ("LanXtra"), Craig E. Lassen, David J. Selina and Jeff Marshall.

     Pursuant to the Asset Purchase Agreement dated December 31, 1998 (the "Purchase Agreement") between LanXtra and Cavion, Cavion has purchased substantially all of LanXtra's assets for shares of Cavion's common stock and assumption of certain liabilities. VFL and Boutine are the controlling shareholders of Cavion. As of the closing under the Purchase Agreement, Lassen, Selina and Marshall (the "Managers") were the management shareholders of Cavion.

     At the closing under the Purchase Agreement, the parties entered into an Agreement for Post-Closing Adjustments (the "Adjustment Agreement") that provides for adjustment of the holdings of common stock among VFL, Boutine, LanXtra and the Managers in order to implement the parties' intention with respect to percentage ownership of the common stock. The parties now have sufficient information to consummate the Adjustment Agreement.

     Therefore, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

     1. OFFERING EXPENSES. First Capital Investments, Inc., financial advisor to Cavion, has delivered on behalf of Cavion the following accounting of all costs related to the private offering of Cavion's Secured Notes and Class A Common Stock Purchase Warrants, and the private offering of Cavion's Convertible Preferred Stock, Series A (the
"offerings"):

     ITEM                                                  AMOUNT

     Legal fees (Coudert Brothers)                       $ 65,000

     Accounting fees (Arthur Andersen)                      5,970

     Commissions (First Capital Investments, Inc.)         28,400

     Expenses (First Capital Investments, Inc.)             2,785
                                                         --------

                                        TOTAL            $102,155

     2. POST-CLOSING ADJUSTMENT OF SHARES. Based on the preceding accounting of the costs of the offerings, the Adjustment Agreement calls for adjustments to the share ownership of the parties in accordance with the capitalization table attached as Exhibit A. Accordingly, the parties agree to the following share adjustments:

     (a)  VFL assigns 989 shares to LanXtra
          Boutine assigns 96 shares to LanXtra

     (b)  VFL assigns 603 shares to Selina
          Boutine assigns 603 shares to Lassen
          Boutine assigns 603 shares to Marshall

Simultaneously with the execution of this agreement, the parties will execute stock assignments, deliver share certificates, and take whatever other actions may be required to accomplish the transfers contemplated by this agreement (including any actions required by Cavion's transfer agent).

     3. ADDITIONAL ADJUSTMENT. If within one year from the date of this agreement Cavion pays additional costs related to the offerings that aggregate $3,000 or more, VFL and Boutine will promptly assign to LanXtra and the Managers the appropriate number of additional shares. Notwithstanding that the Adjustment Agreement states that it terminates with the implementation of this agreement, the additional adjustment described in this section will be governed by the terms of the Adjustment Agreement. If so requested by LanXtra, VFL and Boutine will assign to the voting shareholders of LanXtra the number of shares deliverable to LanXtra under this section, and will deliver these shares to LanXtra for the benefit of its voting shareholders.

     4. GENERAL. This agreement is governed by the laws of the State of Colorado. This agreement supersedes all agreements previously made between the parties concerning its subject matter, and may not be waived or modified except in writing signed by the parties. If any provision of this agreement is found to be invalid or unenforceable, such provision will be modified to the minimum extent necessary to be valid and enforceable, and the remainder hereof will not be affected. This agreement is binding, on and enforceable by and against the parties and their successors, legal representatives and assigns. No party may assign its obligations under this agreement except to a purchaser of substantially all of that party's stock in Cavion. The obligations of VFL and Boutine under this agreement are joint and several. Notices under this agreement will be in writing and will be effective when received by certified mail to the addresses given below. Refusal to accept delivery will be deemed receipt. This agreement does not supersede or exclude any remedy that any party may have as a result of failure to close the preferred stock offering or otherwise. The prevailing party will be entitled to reimbursement of reasonable fees and costs in connection with any dispute regarding this agreement.


                            [END OF AGREEMENT;
                       SIGNATURE PAGE FOLLOWS NEXT]

     IN WITNESS WHEREOF, the parties have executed and delivered this Share Allocation Agreement as of the date first referenced above.

CAVION TECHNOLOGIES, INC.          LANXTRA, INC.


/s/ David J. Selina                /s/ David J. Selina
By: David J. Selina, President     By: David J. Selina, President
7475 Dakin Street, Suite 607       7475 Dakin Street, Suite 607
Denver, Colorado 80221-6920        Denver, Colorado 80221-6920


VENTURE FUNDING, LTD.              BOUTINE, LLC


/s/ Andrew I. Telsey               /s/ Gary Graham
By: Andrew I. Telsey, President    By: Gary Graham, Manager
2851 S. Parker Road, Suite 720     c/o First Capital Investments, Inc.
Aurora, Colorado 80014             5460 S. Quebec Street, Suite 220
                                   Englewood, Colorado 80111


/s/ Craig E. Lassen                /s/ David J. Selina
Craig E. Lassen                      David J. Selina
  245 Poplar Street                  5523 S. Jasper Way
  Denver, Colorado 80220             Aurora, Colorado 80015



                                   /s/ Jeff Marshall
                                     Jeff Marshall
                                     6198 S. Killarny Drive
                                     Aurora, Colorado 80016